                                                                    Exhibit 99.2


                                                                  EXECUTION COPY


                           AMENDMENT AND ASSUMPTION OF
                              EMPLOYMENT AGREEMENT


         THIS AMENDMENT AND ASSUMPTION OF EMPLOYMENT AGREEMENT (the "Amendment and Assumption") dated August 9, 2004 by and among HENRY F. BLISSENBACH ("Employee") CHRONIMED INC., a Minnesota corporation (the "Company") and MIM CORPORATION, a Delaware corporation (the "Parent").

                                    RECITALS:

         A. Employee and the Company are parties to that certain Employment Agreement dated July 1, 2003 (the "Employment Agreement") pursuant to which Employee is serving the Company as its Chairman, Chief Executive Officer and President.

         B. Pursuant to an Agreement dated contemporaneously herewith (the "Merger Agreement"), a wholly owned subsidiary of Parent will merge with and into the Company, as a result of which transaction (the "Transaction"), and the Company will become a wholly owned subsidiary of Parent.

         C. The Transaction will constitute a "change in control" within the meaning of the Employment Agreement.

         NOW, THEREFORE, the parties hereby agree as follows:

         1. New Position. Effective upon closing of the Transaction, Employee shall become an employee of Parent and will serve as the Chief Executive Officer and President of Parent, and will be a member of the Board of Parent (together the "New Position"), but will not be the Chairman of Parent.

         In his position as Chief Executive Officer and President of the Parent, Employee's authority, duties and responsibilities will be as set forth on Exhibit A hereto. Current compensation, benefits, bonus programs and stock option programs to which Employee shall be entitled in the New Position shall be at least as favorable to Employee as those in effect prior to this Amendment and Assumption.

         2. Employee's Agreement. Effective upon closing of the Transaction, Employee agrees (i) to serve in the New Position with Parent, and (ii) that his serving in the New Position and terminating his position as Chairman, Chief Executive Officer and President of the Company will not give Employee a right to terminate for Good Reason under the Employment Agreement.

         Except for Employee's agreement to serve in the New Position and Parent's assumption of the Employment Agreement as the employer thereunder, the Employment Agreement will remain in full force and effect subject to the terms of this Amendment and Assumption.

         3. Change of Control Matters. The parties agree and acknowledge that the Transaction constitutes a change of control under the Employment Agreement. However, Employee agrees that he will not treat his change to the New Position as a matter which gives him right to terminate for Good Reason. Except for this agreement relating to the New Position, the parties agree that Employee retains all other rights which have arisen or may arise under the Employment Agreement as a result of the change of control due to the Transaction. These rights include, without limitation, the right to terminate with Good Reason if actions are taken which, under the terms of the Employment Agreement as modified hereby, are inconsistent with Employee's New Position with Parent. By way of clarification and not limitation, Employee's rights, if any, to terminate for Good Reason after the change in control will be based upon the position, duties, authorities and responsibilities of the New Position, rather than upon Employee's previous position with the Company.

         4. Assumption by Parent. Effective upon the closing of the Transaction, the Parent hereby assumes and agrees to perform the Employment Agreement, as modified by the provisions hereof. References in the Employment Agreement to the "Company" shall, as a consequence of this Amendment and Assumption, mean and include the Parent as defined herein.

         5. Effectiveness. This Amendment and Assumption is entered into by the parties hereto in contemplation of the closing of the Transaction. If, for whatsoever reason, the Transaction does not close, then this Amendment and Assumption shall terminate and be of no further force and effect, and Employee shall continue to serve the Company under the provisions of the Employment Agreement without any modification by this Amendment and Assumption.

         IN WITNESS WHEREOF, the parties have entered into this Amendment and Assumption as of the date first above written.

                                    EMPLOYEE:

                                    /S/ Henry F. Blissenbach
                                    --------------------------------------------

                                    MIM COPORATION

                                    By:  /S/ Richard H. Friedman
                                         ---------------------------------------
                                         Its CEO

                                    CHRONIMED INC.

                                    By:  /S/ Kenneth S. Guenthner
                                         ---------------------------------------
                                         Its  General Counsel and Secretary

                                    EXHIBIT A
              DESCRIPTION OF DUTIES, AUTHORITY AND RESPONSIBILITIES


POSITION TITLE:   Chief Executive Officer/President

REPORTS TO:       Board of Directors

SUMMARY:

         Directs the development of short and long range objectives, policies, budgets and operating plans for the organization. As approved by the Board of Directors, oversees their consistent interpretation, implementation and achievement and establishes an organization hierarchy and delegates limits of authority to subordinate executives regarding policies, contractual commitments, expenditures and personnel matters. Represents the organization to the financial community, industry groups, key customers, representatives of government and regulatory agencies, and the general public.

DUTIES AND RESPONSIBILITIES:

As directed by the Board of Directors, Employee's duties and responsibilities will include, as well as such other duties as may be assigned by the Board of Directors from time to time, the following:

1. Foster a corporate culture that promotes ethical practices, encourage individual integrity, and fulfill social responsibility.

2. Maintain a positive and ethical work climate that is conducive to attracting, retaining and motivating a diverse group of top quality employees at all levels.

3. Develop and recommend to the Board of Directors annual business plans and budgets that support Parent's long term strategy.

4. Ensure that the day-to-day business affairs of Parent are appropriately managed.

5. Consistently strive to achieve Parent's financial and operating goals and objectives; have P&L responsibility and authority, including hiring and termination of executive and other employees and the location of executive employees.

6. Ensure continuous improvement in the quality and value of the products and services provided by Parent.

7. Ensure that Parent achieves and maintains a satisfactory competitive position within its industry.

8. Ensure through recruitment, retention and related HR decisions that Parent has an effective management team below the level of the CEO; have an active plan for its development and succession; and serve as the executive officer to whom all other executive officers of Parent (other than the Chairman) directly report.

9. Assist the Board of Directors in developing and implementing an effective succession plan in place for the CEO position.

10.      Propose and oversee the implementation of corporate policies.

11.      Serve, with the Chairman, as the chief spokesperson for Parent.



                                       3